Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Carol Hausner (Investors)	Tony Loke (Media)
Executive Director, Investor Relations and	Rx Communications Group, LLC
Corporate Communications	Tel: (917) 322-2164
Tel: (617) 995-2500	tloke@rxir.com
info@immunogen.com

FOR IMMEDIATE RELEASE

ImmunoGen, Inc. Appoints Christopher U. Missling as Chief Financial Officer

CAMBRIDGE, MA, October 25, 2004 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced the appointment of Christopher U. Missling, PhD, as Chief Financial Officer, effective today.

Mitchel Sayare, PhD, Chairman and CEO, commented, “I am delighted to welcome Christopher to our management team.  He has a unique combination of experience in the biotech and pharmaceutical industry, in banking, and in science that makes him particularly well suited to helping us take ImmunoGen to the next level.”

Dr. Missling brings to ImmunoGen previous experience as a Chief Financial Officer gained at the publicly-traded US biotechnology company, Curis, Inc., and at the private European biotechnology company, Axaron Bioscience AG.  Prior to that, Dr. Missling was Head of Financial Planning at the multinational pharmaceutical company, Aventis, and at its predecessor, Hoechst AG.  Before joining Hoechst, Dr. Missling held positions of increasing responsibility at Deutsche Bank and its affiliates, and was an analyst in the pharmaceutical/healthcare investment banking group of Deutsche Morgan Grenfell.  Dr. Missling received his MBA from Northwestern University’s Kellogg School of Management and his PhD in Chemistry from the Ludwig-Maximilians-University, Munich.

Virginia Lavery, Vice President, Finance and Treasurer, will leave ImmunoGen to pursue other interests.

“I would like to thank Ginger for the enormous contribution she has made to ImmunoGen,” said Dr. Sayare. “I know I speak for all of us at ImmunoGen when I say that we wish her well in her future endeavors.”

-more-

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals.  The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting monoclonal antibodies to deliver a potent cell-killing agent specifically to cancer cells.  Two ImmunoGen-developed TAP products have begun clinical evaluation: cantuzumab mertansine and huN901-DM1.  Aventis, Genentech, Biogen Idec, Boehringer Ingelheim, and Millennium Pharmaceuticals, Inc. have licensed the right to develop TAP compounds to specific targets; ImmunoGen also has a broader collaboration with Aventis.  Two partner-developed TAP compounds have entered clinical testing: bivatuzumab mertansine, developed by Boehringer Ingelheim, and MLN2704, developed by Millennium.